UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 4, 2007 (April 3, 2007)

CRIMSON EXPLORATION INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-21644 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

480 N. Sam Houston Parkway E., Suite 300, Houston Texas 77060

(Address of Principal Executive Offices)

(281) 820-1919

(Registrant’s telephone number, including area code)

_____________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02  Results of Operations and Financial Condition.

On April 3, 2007, Crimson Exploration Inc. issued a press release announcing financial results for the fourth quarter and year ended December 31, 2006 and recent operational activity. The press release is included in this report as Exhibit 99.1.

The information contained in Exhibit 99.1 is incorporated herein by reference. The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits

Exhibit Number	Description
Exhibit 99.1	Press Release dated April 3, 2007 (furnished herewith)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION, INC.

Date:	April 4, 2007	/s/_E. Joseph Grady______________

E. Joseph Grady

Chief Financial Officer and

Senior Vice President

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Exhibit Index

Exhibit Number	Description
Exhibit 99.1	Press Release dated April 3, 2007

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Exhibit 99.1

Crimson Exploration Announces Fourth Quarter and Full Year 2006 Financial Results and Operational Update

Houston, TX – (BUSINESS WIRE) – April 3, 2007 - Crimson Exploration Inc. (OTCBB: CXPO) today announced financial results for the fourth quarter and full year 2006 and an operational update.

Highlights

•	Year-end reserves increased by 13%, from 40.9 bcfe to 46.4 bcfe
•	Proved developed reserves increased 19% to 40.6 bcfe
•	Successful completion and testing of the Fuhlberg #1 well in the Rodessa formation in the Madisonville Field, at 9,000 mcfe/day
•	Acquisition of a 12.5% WI in approximately 1,000 acres in the Fort Worth Barnett Shale play in Johnson and Tarrant Counties, Texas
•	Commencement of the drilling of the first stratigraphic core test of the MS coal bed methane project in southeast Mississippi

Summary Financial Results

Revenues for the fourth quarter of 2006 were $5.7 million compared to revenue of $4.9 million in the prior year quarter, an approximate 16% increase due to higher production volumes, slightly offset by lower average realized prices, both of which are quantified below. For the year 2006, revenues were $21.7 million, up 22% from $17.7 million in 2005, due to higher overall production and higher realized prices.

Production for the fourth quarter of 2006 was 726,516 mcfe of natural gas equivalents, or 7,897 mcfe per day, compared with production of 562,627 mcfe, or 6,116 per mcfe day, in the 2005 quarter. Exclusive of the impact of Hurricane Rita related shut-ins of our Cameron Parish LA fields for the last nine days of September 2005 and restricted production for the remainder of 2005, production was up approximately 4% quarter over quarter. Production for the year 2006 was 2,651,709 mcfe of natural gas equivalents, or 7,265 mcfe per day, compared with production in 2005 of 2,549,248 mcfe, or 6,985 mcfe per day.

Average realized prices in the 2006 quarter (including the effects of realized gains/losses on our commodity price hedges) were $56.71, $6.56 and $7.71 per barrel, mcf and mcfe, respectively. For 2005, average realized prices for the quarter were $47.98, $9.09 and $8.63 per barrel, mcf and mcfe, respectively. Average realized prices for the year 2006 were $59.00, $6.85 and $8.10 per barrel, mcf and mcfe, respectively. For the 2005 year, average realized prices were $39.61, $7.09 and $6.89 per barrel, mcf and mcfe, respectively.

Total Operating Expenses for the 2006 quarter were $9.5 million compared to $7.4 million in the 2005 quarter. Of the $2.1 million increase in total operating expenses, field operating expenses were up approximately $674,000 due to higher workover costs on production-enhancing activity and higher prices for supplies and services prevalent in the industry. General and administrative costs increased by $1.5 million, approximately $1.0 million of which was related to non-cash compensation expense related to the 2006 adoption of SFAS 123R for employee stock options. Exploration expense was $207,000 in the 2006 quarter, compared to $395,000 in 2005. For the year 2006, total operating expenses were $24.1 million compared to $17.0 million in 2005. Of the

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$7.1 million increase, field operating expenses were up $1.9 million. General and administrative costs increased by $5.0 million, of which $3.7 million was due to non-cash compensation expense related to the 2006 adoption of SFAS 123R for employee stock options.

Other Income and Expense was a net positive $0.4 million for the 2006 quarter compared to a net positive of approximately $3.0 million in the 2005 quarter. For the year 2006, Other Income and Expense was a net positive $5.7 million, compared to a net charge of approximately $5.0 million in 2005, with the main difference for the full year being a $7.7 million variance in the non-cash unrealized gain/loss related to recognizing the mark-to-market value of our derivative instruments for the periods and a $2.9 million variance in interest expense and other financing costs written off in conjunction with the 2005 recapitalization.

Cash flow from operations for the fourth quarter of 2006, exclusive of changes in working capital, was $1.7 million, a $0.2 million decrease over the $1.9 million reported for the 2005 quarter. Cash flow from operations for the year 2006, exclusive of changes in working capital, was $8.5 million, a $1.8 million increase over the $6.7 million reported for 2005.

Net loss for the fourth quarter of 2006 was $2.3 million compared to a net loss of $0.4 million for the fourth quarter of 2005. Net income for the year 2006 was $1.9 million compared to a net loss of $3.5 million for 2005. For the quarter and full year, the largest changes period over period were due to higher overall production and changes in realized prices, offset by lease operating expenses, changes related primarily to the net after-tax effects of the mark-to-market value of our hedges and compensation expense related to stock options due to the adoption of FAS123R in 2006. For the full year, in addition to the items above, we also had a reduction in interest expense and the write-off of financing costs in conjunction with the 2005 recapitalization.

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Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and twelve month periods ending December 31, 2006 and 2005:

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,
	2006	2005	%	2006	2005	%
Total Volumes Sold:
Crude oil (barrels)	48,239	39,320	23%	184,881	177,833	4%
Natural gas (mcf)	437,082	326,707	34%	1,542,423	1,482,250	4%
Natural gas equivalents (mcfe)	726,516	562,627	29%	2,651,709	2,549,248	4%

Daily Sales Volumes:
Crude oil (barrels)	524	427	23%	507	487	4%
Natural gas (mcf)	4,751	3,551	34%	4,226	4,061	4%
Natural gas equivalents (mcfe)	7,897	6,116	29%	7,265	6,985	4%

Daily Sales Volumes (mcfe) by Area:
Cameron Parish LA	4,217	2,985	41%	3,708	3,665	1%
Texas Onshore	2,864	2,513	14%	2,761	2,674	3%
DJ Basin CO	771	606	27%	756	607	25%
Other	45	12	275%	40	39	3%
	7,897	6,116	29%	7,265	6,985	4%

Average oil sales price ($ per bbl):
Average price received in field	$57.39	$57.16	0%	$63.29	$53.49	18%
Realized effects of hedging instruments	(0.68)	(9.18)	na	(4.29)	(13.88)	na
Net realized price, after hedging	$56.71	$47.98	21%	$59.00	$39.61	49%

Average basis differential (NYMEX – WTI)	$(2.77)	$(2.76)		$(2.72)	$(2.91)

Average gas sales price ($ per mcf):
Average price received in field	$6.24	$11.00	-43%	$6.76	$8.08	-16%
Realized effects of hedging instruments	0.32	(1.91)	na	0.09	(0.99)	na
Net realized price, after hedging	$6.56	$9.09	-15%	$6.85	$7.09	-3%

Average basis differential (Houston Ship Channel)	$0.37	$1.09		$0.33	$0.47

Selected Costs ($ per mcfe):
Lease operating expenses	$2.74	$2.34	17%	$2.84	$2.19	30%
Depreciation and depletion expense	$1.72	$1.38	25%	$1.49	$1.23	21%
General and administrative expense	$3.76	$2.22	70%	$3.29	$1.48	122%
Interest	$0.01	$0.07	-83%	$0.04	$0.51	-92%

Cash provided by operating activities,
exclusive of changes in working capital	$1,661,269	$1,877,039	-11%	$8,478,939	$6,707,089	26%

Capital expenditures
Leasehold acquisition	$244,367	$565,064		$8,914,584	$1,387,548
Exploratory	7,369,484	279,920		11,212,246	3,157,841
Development	328,612	1,162,680		6,311,398	6,180,954
Other	85,574	138,804		223,221	259,665
	$8,028,037	$2,146,468		$26,661,449	$10,986,008

Capital expenditures by Area
Cameron Parish LA	$270,468	$(11,292)		$4,129,708	$1,367,294
Texas Onshore	7,609,136	1,340,386		20,993,496	5,589,348
Texas Offshore	—	279,920		—	3,157,841
DJ Basin CO	46,476	389,135		1,298,641	602,346
Other	101,957	148,319		239,604	269,179
	$8,028,037	$2,146,468		$26,661,449	$10,986,008

Earnings per Common Share
Basic	$(0.97)	$(0.45)		$(0.55)	$(2.66)
Fully Diluted	$(0.97)	$(0.45)		$(0.55)	$(2.66)

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CRIMSON EXPLORATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	December 31,
	2006	2005
ASSETS
Total current assets	$4,231,983	$5,825,078
Net property and equipment	76,546,892	54,223,059
Total other assets	3,923,847	3,066,812

Total Assets	$84,702,722	$63,114,949

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$10,932,155	$6,855,735
Total non-current liabilities	12,444,784	3,453,952
Total stockholders’ equity	61,325,783	52,805,262

Total Liabilities & Stockholders’ Equity	$84,702,722	$63,114,949

CRIMSON EXPLORATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

OPERATING REVENUES
Oil and gas sales	$5,604,214	$4,857,329	$21,477,735	$17,551,650
Operating overhead and other income	99,246	31,809	181,746	131,158
Total Operating Revenues	5,703,460	4,889,138	21,659,481	17,682,808

OPERATING EXPENSES
Lease operating expenses	1,993,027	1,319,107	7,527,589	5,585,297
Exploration expenses	206,943	395,327	443,496	395,327
Depreciation, depletion and amortization	1,249,726	777,215	3,951,645	3,130,647
Dry holes, abandoned property and impaired assets	3,158,544	3,671,253	3,217,979	4,062,592
Asset retirement obligations	182,345	2,367	245,327	59,850
General and administrative	2,735,303	1,246,580	8,729,674	3,772,771
Loss on sale of assets	2,456	—	2,456	38,501
Total Operating Expenses	9,528,344	7,411,849	24,118,166	17,044,985

INCOME(LOSS) FROM OPERATIONS	(3,824,884)	(2,522,711)	(2,458,685)	637,823

OTHER INCOME AND EXPENSE
Interest expense	(8,972)	(41,536)	(108,961)	(1,302,894)
Other financing cost	(88,846)	(33,517)	(228,320)	(1,955,501)
Loss from equity in investments	—	(2,764)	(1,843)	(71,679)
Unrealized gain (loss) on derivative instruments	461,670	3,072,018	6,082,058	(1,642,643)
Total Other Income and (Expense)	363,852	2,994,201	5,742,934	(4,972,717)

INCOME (LOSS) BEFORE INCOME TAXES	(3,461,032)	471,490	3,284,249	(4,334,894)

INCOME TAX(EXPENSE) BENEFIT	1,138,266	(831,280)	(1,425,305)	791,655

NET INCOME (LOSS)	$(2,322,766)	$(359,790)	$1,858,944	$(3,543,239)

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Non–GAAP Financial Measures

Crimson also presents net cash flow from operations, exclusive of working capital items, which consists of net cash provided by operating activities plus the period change in accounts receivable, other current assets, and accounts payable and accrued expenses. Management uses this measure to assess the company’s ability to generate cash to fund exploration and development activities. Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity. Net cash flows from operations, exclusive of working capital items should not be considered as an alternative to net cash provided by operational activities as defined by GAAP. The following is a reconciliation of net cash provided by operating activities to net cash flow from operations, exclusive of working capital items:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net cash provided by (used in) operating activities	$5,590,135	$1,594,213	$14,287,532	$3,544,095
Changes in working capital
Accounts receivable	49,930	271,944	161,811	1,997,038
Prepaid Expenses	(95,024)	(76,388)	(24,120)	120,707
Accounts payable and accrued expenses	(3,883,772)	87,270	(5,946,284)	1,045,249

Net cash flow from operations, exclusive
of working capital items	$1,661,269	$1,877,039	$8,478,939	$6,707,089

Operational Update

Year-End Proved Reserves

Crimson’s total proved reserves at December 31, 2006, as estimated by its independent reservoir engineering firm, were 2.5 million barrels of crude oil and 31.4 million mcf of natural gas, or 46.4 million mcf of natural gas equivalent (based on a conversion ratio of 6 mcf of natural gas per barrel of oil), with an estimated SEC net present value, using 2006 year-end prices and discounted at 10%, of $102.4 million. Year-end reserves were 32% crude oil and 68% natural gas. The increase in reserves, from 40.9 million mcf of natural gas equivalent in 2005, is primarily attributable to 7.4 bcfe of proved reserves added as a result of our successful drilling project in our Madisonville Field. Prices assumed in the year-end 2006 reserves were $5.40 and $57.67 for natural gas and oil, respectively, compared with $10.90 and $57.79 for natural gas and oil, respectively, in the 2005 year-end reserve report.

Production

Crimson produced approximately 727,000 mcfe of natural gas equivalents during the fourth quarter of 2006, and 2,652,000 mcfe for the year, compared to approximately 563,000 mcfe and 2,549,000 mcfe during the fourth quarter and year, respectively, in 2005. Production for the fourth quarter of 2005 was negatively impacted by the effects of Hurricane Rita. Exclusive of the effect of Hurricane Rita in the 2005 quarter production, the 2006 quarter was up 4%. Our February 2007 average production rate of 6,000-6,500 mcfed is below the fourth quarter average due to the effects of extreme winter weather on our Colorado properties (400 mcfed), the recent loss of a Grand Lake well that previously produced more than 1,000 mcfed, the abnormal decline in a Nelsonville field well (300 mcfed) and normal field decline in our other fields. Production from the recent drilling success in our Madisonville Field is expected to commence in the second quarter of 2007. During the fourth quarter of 2006, we focused our attention on the drilling of the Madisonville Field, with limited manpower resources to pursue a more aggressive strategy on our behind pipe and undeveloped resources in our other fields.

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Capital Expenditure Programs

General

Capital expenditures for the year were $26.7 million, including the following:

•      Leasehold acquisition cost of $8.9 million ($4.0 million in cash), primarily for the 22,000 acres we acquired in Culberson Co. TX in March.

•      Development cost of $6.3 million for recompletions early in the year, primarily in our Grand Lake and Lacassine fields in Cameron Parish LA and two drilled wells in Colorado.

•	Drilling costs of $11.2 million related primarily to our Madisonville-Rodessa play in the fourth quarter

Capital expenditures currently budgeted for 2007 will consist of an estimated $10.0 million for development expenditures on our existing asset base, including a possible third well in the Madisonville-Rodessa project, an estimate of up to $7.0 million on our newly acquired working interest participation in the Fort Worth Barnett Shale play in Johnson and Tarrant counties Texas, and selected lower risk exploitation and exploratory projects from our exploration program depending upon availability of appropriate capital.

Madisonville Area

During the fourth quarter of 2006 we successfully drilled the Fuhlberg #1 well (78% WI) in the Rodessa formation in our Madisonville Field in Madison County, Texas. We completed and fraced the well and tested the well in late March 2007. The well tested at an average rate of approximately 9,000 mcf per day (gross gas, including 30% inerts) through two sets of perforations. We are now completing the Johnston #2 well, with the fracing of that well currently scheduled for the first week of April.

The disposal order issued by the Texas Railroad Commission requires us to squeeze off the disposal zone in two non-producing wells in the vicinity of the disposal well before we can begin injecting waste gas into the disposal well. We are currently experiencing mechanical difficulty in squeezing the disposal zone in the previously abandoned Johnston #1. If we are unable to complete the squeeze, we will pursue an alternate plan that we are confident will satisfy the Commission; however, we have requested an expedited hearing at the Commission to get authority to proceed with that alternate plan. If we have to pursue an additional hearing, that process could delay our commencement of production up to 120 days.

As previously disclosed, the acid gas processing plant in the field is being expanded by its owner from a current capacity of approximately 17,000 mcf per day to approximately 70,000 mcf per day. The expansion, previously expected to be completed in December 2006, is now projected to be completed and fully operational in May. If we are able to complete the squeeze of the Johnston #1, we would be able to commence production with a proportionate allocation of plant capacity when the expansion is completed.

We have also recently increased our working interest ownership in the Rodessa project from 68% to approximately 78% by acquiring a portion of the working interests in the project from two of our non-operating working interest partners.

Existing non-Rodessa production from this area averaged 1,249 mcfe per day during the fourth quarter of 2006 compared to an average of 1,241 mcfe per day in the 2005 quarter. Average production in February 2007 was 1,100 mcfe per day.

D-J Basin, CO

Net daily production from this area averaged 771 mcfe during the fourth quarter of 2006, up from an average of 606 mcfe in the 2005 quarter. Production in the first quarter 2007 has been restricted to between 0-400 mcfe per day due to the extreme weather conditions experienced during this winter season. We are hopeful that once beyond the winter season, production from this area will return to pre-

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freeze levels of 700-800 mcfe per day. We have also retained a Denver based consulting firm that is analyzing our entire holdings in the D-J Basin to identify additional potential drilling opportunities. We own approximately 14,000 gross (10,000 net) undeveloped acres in the D-J basin. Further drilling in this area during 2007 will be based on the results of this study and contingent upon rig availability.

Cameron Parish LA

As a result of recompletions performed in this area earlier in the year, our net production had increased to as high as 4,800 mcfe per day. Average production for the fourth quarter was 4,217 mcfe per day as one of those recompletions that produced for a period of time at 1,200 mcfe per day proved to be short-lived and sanded up late in the fourth quarter. While we believe that more recompletion opportunities exist in this field, we focused our technical staff on the drilling of the Rodessa wells in the third and fourth quarters. Consequently, normal field decline has brought current production from this field to an average of approximately 3,500 mcfe per day in February 2007.

At our Lacassine Field, our production had been limited by restricted salt water disposal capacity resulting from the shut-in from the hurricanes last fall. During the third quarter of 2006 we converted the Lacassine Co. B-11 well to an additional salt water disposal well and followed that with remedial work on one of the shut-in wells in order to restore it to production. While the recompletion was successful, we did not attain the anticipated increase in production, therefore, we discontinued further recompletions until we add technical support to develop a more focused strategy for our behind pipe and undeveloped reserves in this field and the Grand Lake field.

Fort Worth Barnett Shale, Johnson and Tarrant Counties, Texas

During the first quarter of 2007 we acquired a 12.5% non-operated working interest in approximately 1,000 undrilled acres in the prolific Fort Worth Barnett Shale play in Johnson and Tarrant Counties. We and our partners will continue to accumulate acreage in the area during the year, with drilling to follow. Current plans are to drill the first well in May of 2007, given rig availability.

South Texas

We have recently acquired a 15% WI in the El Papalote Prospect in Zapata County, Texas. The prospect lies within the prolific Lobo/Perdido Trend of South Texas. We expect that this well will commence drilling in the second quarter, and given success, we anticipate the drilling of as many as 2-4 development wells. Within this exploratory program, we anticipate that we will have the option to participate in at least three additional prospects in this region throughout 2007.

We have also acquired a 75% working interest in the Cabernet and Merlot prospects in Matagorda County, Texas. We own approximately 900 gross acres covering both prospects. Given the availability of exploratory capital, we expect to drill both prospects during 2007.

Mississippi Coal Bed Methane

During the third quarter of 2006 we resolved surface rights disputes on our option acreage and finalized plans to drill three stratigraphic core wells to evaluate the feasibility of developing and producing coal bed methane from Wilcox coals between 900 feet and 3200 feet in southeast Mississippi, where we have 125,000 acres under option. After weather conditions during the fourth quarter restricted us from initiating drilling, we finally commenced the drilling of the first of three planned stratigraphic test wells in mid-March of 2007, and based on the initial findings in the first well, are continuing with this initial phase of the project. Once these tests are completed and evaluated, we will determine a long-term strategy for the project. Existing well control in the area shows the existence of coal beds, but limited quantitative and qualitative data is available to determine their producibility. The Company anticipates spending approximately $400,000 on this feasibility study during 2007. Crimson will pay 85% of the cost of the core wells to earn an 85% WI in the project.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning Crimson’s strategic plans, expectations and objectives for

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future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2005 for a further discussion of these risks.

Contact:

Crimson Exploration Inc., Houston, TX
E. Joseph Grady, 281-820-1919
Source:	Crimson Exploration Inc.

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